Exhibit 4.35.1

Additional Agreement No. 1

To the Contract on Network Connection

between OAO Rostelecom and OJSC CenterTelecom

as amended by Agreement No. 6480/05-DO dated January 1, 2006

Moscow	Dated: August 25, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications (OAO Rostelecom), hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and Central Telecommunication Company, Open Joint-Stock Company (OJSC CenterTelecom), hereinafter referred to as the “Operator”, represented by OJSC CenterTelecom General Director S.V. Pridantsev, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.              In Clause 1.6. of the Contract - to delete the last paragraph.

2.              Clause 1.7. of the Contract shall be amended as follows:

“1.7. “Associated Operator” shall mean a telecommunications operator who meets all of the following criteria:

a) The telecommunication network of such an operator is interconnected into the network of the Operator on the local and/or zonal level;

b) Such a Telecommunications operator on the basis of a correspondent contract concluded between this operator and Rostelecom, or between this operator and the Operator on behalf of Rostelecom performs billing with its Users for Long-Distance and International Telecommunication services rendered to them by Rostelecom or the Operator on behalf of Rostelecom performs billing with the Users of such an operator for Long-Distance and International Telecommunication Services rendered to them by Rostelecom.

3.              In Clause 1.13. of the Contract of the Contract, the words “Operator’s Users” shall be substituted by the word “Users”.

4.              Clause 3.3 shall be added by a paragraph as follows:

“3.3.11. “To inform Rostelecom on the numbering capacity of the Associated Operators and its changes. The Operator no later than the last day of the reporting period submits to Rostelecom the detailed information on numbering capacity of the Associated Operators in accordance to Appendix 5”.

5.              Clause 6.1. of the Contract shall be amended as follows:

“6.1. Terms of payment for Traffic Admission Services:

6.1.1. Rostelecom shall pay for Traffic admission services in accordance with tariffs specified in Appendix No. 1 attached herein. The cost of Traffic admission Services for the Accounting period is calculated on the basis of the data on the natural volumes of the rendered Traffic admission Services during the Accounting period.

6.1.2. Rendering Traffic Admission Services tariffing is calculated on a minute basis commencing from the 1st second of the connection and the rounding up of the time of the connection up to the whole minute; Any services for admission of traffic lasting for less than six seconds, except services rendered for zone initiation of call through codes 803 X1X2X3, shall not be tariffed.

6.1.3. Time of the connections performed through codes 803 X1X2X3 is calculated from the 1st second of the connection.

6.              Clause 12.1. of the Contract shall be amended as follows:

The Agreement is valid for the period of one year from the moment of its coming into effect. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

7.              The following Paragraph shall be included in Appendix 1:

1.3. Cost of the services of updating subscriber information in the database, for one line of update:

No.	Description of the service	Roubles, excluding VAT
1.	Update of the Operator’s information on Subscribers	1.00
2.	Update of the Associated Operator’s information on Contract Subscribers	2.00

8.              — Appendix 7 of the Contract shall be amended as follows:

Appendix No. 7

to Contract

on Network Connection

as amended by Agreement No. 6480/05-DO dated January 1, 2006

SETTLEMENT PROCEDURE FOR TRAFFIC ADMISSION SERVICES

Whereas the Parties  confirm and accept that amounts payable and terms of payment for Connection services rendered by  Rostelecom to the Operator and for Traffic admission services rendered by the Operator to Rostelecom shall be determined in accordance with fulfillment by the Parties obligations specified in Agreement No.           dated                (hereinafter referred to as “Assistance Agreement”) concluded between them now therefore the Parties agree to establish the following procedures for payments on this Contract:

1. Rostelecom shall pay to the Operator for Traffic admission services rendered to Rostelecom by the Operator remuneration in accordance with terms and amounts specified hereinafter. Total amount of financial obligations payable by Rostelecom for services rendered by the Operator to Rostelecom in relevant billing period shall be determined in accordance with the Services Report for the Accounting period.

2. No later than the 25th day of the Billing period Rostelecom is obliged to transfer to the Operator the sum in the amount X, equal to the summary cost of the traffic admission Services rendered by the Operator during all periods preceding the Billing period, unpaid for by Rostelecom, the cost of which has been calculated in accordance with

Appendix 1 to the Agreement. At that, the maximal amount of X due to payment in every Billing period equals   Z, the value of which is calculated by the following formula:

Z = M — Y, where

M and Y — have the value calculated for them in para. 2.2. of Appendix 7 of the Assistance agreement for the corresponding Billing period.

The calculated sum X is reckoned by the Operator on account of payment for the traffic admission Services rendered to Rostelecom under this Agreement, during all its validity periods in the part where these services are not paid for at the moment of payment calculation. The Parties agree that the payments are in the first place accounted against the payment for traffic admission Services rendered during earlier periods.

3. Rostelecom transfers to the Operator payments in accordance with para. 2 hereof until the total amount of payments transferred by Rostelecom hereunder equals the total cost of the traffic admission Services rendered to Rostelecom by the Operator hereunder.

4. The Operator shall issue invoices for payments to Rostelecom in accordance with paragraph 2 of this Appendix for amounts determined in accordance with terms specified in aforesaid paragraph by 20th day of the month in which relevant payment is to be effected.

5. In case by the 25th day of the Billing period the total cost of the traffic admission Services rendered to Rostelecom by the Operator in accordance with the Act of services rendered during the corresponding Accounting period, exceeds the amount of the Accrued income for the telecommunications Services rendered by Rostelecom to the Users during the corresponding Accounting period, with the deduction of Potential income of the Operator from the  services connected with them, rendered to Rostelecom by the Operator in accordance with Assistance agreement, the difference between the indicated amounts must be paid by Rostelecom to the Operator before the 25th day of the Billing period in addition to the amount X due to payment in accordance with para. 2 hereof. At that, the Potential income is calculated as the sum of Accrued income multiplied by the service payment rate and the remuneration for the performance of the actions specified in Appendix 2 to the Assistance agreement.

6. Para. 2-4 of this Appendix 7 are not applied by the accounts settlement between the Parties for the traffic admission Services rendered to Rostelecom by the Operator, in connection with the rendering by Rostelecom of the long-distance and international telecommunication services to the Users of Associated Operators, the accounts settlement with such Users are performed by the indicated Associated Operator on commission of Rostelecom. Such Traffic admission Services rendered during the Accounting period are paid for by Rostelecom before the 25th day of the Billing period, in corpore.

7. In order to terminate (partially terminate) the obligations specified in this Appendix and mutual obligations of the Parties arising from Assistance Agreement the Parties shall perform monthly offset counterclaims by execution of Offset Acts in due dates set for fulfillment of such obligations by the Parties in accordance with terms specified herein and in Assistance Agreement.

9.              This Agreement is an integral part of the Contract.

10.       All terms used in this Agreement have a meaning, fixed for them in the Contract.

11.       All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

12.       The agreement is issued in the Russian language in two original counterparts, one for  each Party.

13.       This Agreement comes into effect on the date of its execution. The Parties recognize that the terms and conditions of their Agreement shall apply to their relations arising as from the date of the Contract on connection of telecommunication networks as amended by Agreement No. 6480/05-DO dated January 01, 2006.

14.       Signatures of the Parties:

For Rostelecom:		For Operator:

General Director		General Director
OAO Rostelecom		OJSC CenterTelecom:

	D.Ye. Yerokhin		S.V.Pridantsev

Seal here		Seal here